Exhibit 99.1

Rite Aid Announces Debt Tender Offer and Consent Solicitation

CAMP HILL, PA, June 4, 2008—Rite Aid Corporation (NYSE:RAD) announced today that it has commenced a cash tender offer for any and all of its 8.125% Senior Secured Notes due 2010 CUSIP No. 767754BF0 (the "2010 notes"), 9.25% Senior Notes due 2013 CUSIP No. 767754BH6 (the "2013 notes"), and 7.5% Senior Secured Notes due 2015 CUSIP No. 767754BK9 (the "2015 notes" and, together with the 2010 notes and 2013 notes, the "notes").  The three series of debt securities have combined outstanding principal amounts of $710,000,000.

Under the terms of the tender offer, the total consideration for each $1,000 principal amount of 2010 notes tendered and accepted in the tender offer will be $1,024.06, plus accrued and unpaid interest to, but excluding the settlement date, the total consideration for each $1,000 principal amount of 2013 notes tendered and accepted in the tender offer will be $1,000, plus accrued and unpaid interest to, but excluding the settlement date, and the total consideration for each $1,000 principal amount of 2015 notes tendered and accepted in the tender offer will be determined in the manner described in the Offer to Purchase and Consent Solicitation Statement dated June 4, 2008 by reference to the fixed spread of 75 basis points over the yield to maturity of the reference treasury security, 3.625% U.S. Treasury Note due January 15, 2010, as calculated by the dealer manager at 2:00 p.m., New York City time, on June 18, 2008, unless such date is extended, plus the consent payment. The total consideration for each series includes a consent payment that is equal to $20.00 per $1,000 principal amount of the notes.  Holders who validly tender their notes after the applicable Consent Payment Deadline (as defined below) will not receive the consent payment.

As part of the tender offer, Rite Aid is soliciting consents from the holders of the notes for certain proposed amendments that would eliminate or modify substantially all restrictive covenants, certain events of default and other provisions contained in the indentures governing the notes, release the subsidiary guarantees and release all the collateral securing the obligations of the subsidiary guarantors under the 2010 notes and 2015 notes. Adoption of the proposed amendments with respect to a series of notes requires the consent of the holders of at least a majority of the outstanding aggregate principal amount of notes of such series. Holders who tender their notes will be deemed to consent to the proposed amendments and holders may not deliver consents to the proposed amendments without tendering their notes in the tender offer. The tender offer and consent solicitation are being made pursuant to the Offer to Purchase and Consent Solicitation Statement, and a related Consent and Letter of Transmittal, which more fully set forth the terms and conditions of the tender offer and consent solicitation.

The deadline to receive the consent payment for the consent solicitation is 5:00 p.m., New York City time, on June 17, 2008 (the "Consent Payment Deadline") and the tender offer will expire at midnight, New York City time, on July 1, 2008. The tender offer and these dates may be extended by Rite Aid in its sole discretion, with respect to one or more series of notes. Holders may withdraw their tendered notes and related consents at any time prior to the applicable Consent Payment Deadline.

Rite Aid intends to fund the payment of the total consideration with the proceeds from new debt financing. The tender offer and consent solicitation are conditioned upon the receipt of debt financing sufficient to pay the total consideration and related fees and expenses (the "Financing Condition").  The tender offer and consent solicitation are also conditioned upon, among other things, a minimum tender of outstanding notes of each series, a documentation condition and certain other conditions.  Full details of the terms and conditions of the tender offer an consent solicitation are included in the Offer to Purchase and Consent Solicitation Statement.

Rite Aid does not currently anticipate making payment on the notes on any date other than the final settlement date. If Rite Aid elects to purchase notes tendered at or before the Consent Payment Deadline on an early settlement date, Rite Aid expects such date will be promptly following the satisfaction of the Financing Condition, provided that Rite Aid reserves the right, in its sole discretion, to extend or forego the early settlement date, if any, for each series of notes.

Rite Aid has retained Citi to serve as dealer manager for the tender offer and consent solicitation. Global Bondholder Services Corporation will serve as the depositary and information agent for the tender offer and consent solicitation.

Requests for documents relating to the tender offer and consent solicitation may be directed to Global Bondholder Services Corporation by telephone at 1-866-488-1500 (toll free) or 1-212-430-3774. Questions regarding the tender offer and consent solicitation may be directed to Citi, Liability Management Group, at 1-800-558-3745 (toll free) or 1-212-723-6106 (collect).

This press release does not constitute an offer to purchase, a solicitation of an offer to purchase, or a solicitation of consents with respect to any notes nor is this announcement an offer or solicitation of an offer to sell any securities. The tender offer and consent solicitation are made solely by means of the Offer to Purchase and Consent Solicitation Statement distributed to the holders of the notes.

Rite Aid Corporation is one of the nation's leading drugstore chains with more than 5,000 stores in 31 states and the District of Columbia with fiscal 2008 annual sales of approximately $24.3 billion. Information about Rite Aid, including corporate background and press releases, is available through the company's website at http://www.riteaid.com/.

Forward-looking statements

This press release may contain forward-looking statements, which are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied in such forward-looking statements include our high level of indebtedness, our ability to make interest and principal payments on our debt and satisfy the other covenants contained in our senior secured credit facility and other debt agreements, our ability to improve the operating performance of our stores in accordance with our long term strategy, our ability to realize the benefits of the Brooks Eckerd acquisition, our ability to hire and retain pharmacists and other store personnel, the efforts of private and public third-party payors to reduce prescription drug reimbursements and encourage mail order, competitive pricing pressures, continued consolidation of the drugstore industry, changes in state or federal legislation or regulations, the outcome of lawsuits and governmental investigations, general economic conditions and inflation, interest rate movements and access to capital. Consequently, all of the forward-looking statements made in this press release are qualified by these and other factors, risks and uncertainties. Readers are also directed to consider other risks and uncertainties discussed in documents filed by Rite Aid with the Securities and Exchange Commission. Forward-looking statements can be identified through the use of words such as "may", "will", "intend", "plan", "project", "expect", "anticipate", "could", "should", "would", "believe", "estimate", "contemplate", and "possible".

# # #

Contact:

Investors: 717-975-3710, Kevin Twomey 717-731-6540 or investor@riteaid.com

Media:Karen Rugen 717-730-7766